Exibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

MINES MANAGEMENT, INC.

Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1.

The name of the corporation is Mines Management, Inc.

2.

The first two sentences of Article VI of the articles of incorporation are deleted in their entirety and replaced with the following:

ARTICLE VI

Board of Directors

The affairs of the corporation shall be conducted by the Board of Directors.  The number of directors of the corporation shall be fixed from time to time in the manner provided in the Bylaws of the corporation and may be increased or decreased from time to time in the manner provided in the Bylaws; provided, however, that the number of directors shall not be less than two (2) or more than eleven (11).  The directors shall be divided into three classes designated as Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors.  The term of office of the initial Class I directors will expire in 2006, the term of office of the initial Class II directors will expire in 2007 and the term of office of the initial Class III directors will expire in 2008.  Initial class assignments shall be determined by the Board of Directors.  At each annual meeting of shareholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term.  If the number of directors changes, any increase or decrease shall be apportioned among the classes such that the number of directors in each class shall remain as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

3.

The date of adoption of this amendment was June 16, 2005.

4.

This amendment was duly approved by the shareholders of the corporation as required by Title 30, Idaho Code.

Dated as of August 3, 2005

/s/ James H. Moore

Name:

James H. Moore

Title:

Chief Financial Officer